EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Registration Statement on Form S-1 of Citius Pharmaceuticals, Inc. of our report dated December 23, 2016, relating to the consolidated financial statements of Citius Pharmaceuticals, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Citius Pharmaceuticals, Inc.’s ability to continue as a going concern, appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

May 12, 2017